Exhibit 99.B(d)(1)(c)(iii)

AMENDED SCHEDULE A

with respect to the

MANAGEMENT AGREEMENT

between

ING INVESTORS TRUST
and
ING INVESTMENTS, LLC

Series	Effective Date	Annual Investment Management Fee (as a percentage of average daily net assets)
ING Clarion Global Real Estate Portfolio		0.80% on first $250 million 0.775% on next $250 million 0.70% of assets in excess of $500 million

ING LifeStyle Aggressive Growth Portfolio		0.14%

ING LifeStyle Conservative Portfolio	October 17, 2007	0.14%

ING LifeStyle Growth Portfolio		0.14%

ING LifeStyle Moderate Growth Portfolio		0.14%

ING LifeStyle Moderate Portfolio		0.14%

ING Oppenheimer Active Allocation Portfolio	November 17, 2008	0.25% on all assets